Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Interlink Electronics, Inc. and its Subsidiaries (collectively, the “Company”)  of our report dated December 11, 2015, relating to the consolidated financial statements of the Company, appearing in the  Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ SingerLewak LLP

Los Angeles, California

July 8, 2016